Exhibit 10.2

FORM OF
TAX MATTERS AGREEMENT
by and between
Honeywell International Inc.
and
Honeywell Aerospace Inc.
Dated as of

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

SECTION 1.01.	Definition of Terms	2

ARTICLE II

ALLOCATION OF TAX LIABILITIES AND TAX BENEFITS

SECTION 2.01.	Automation Indemnification of Aerospace	8
SECTION 2.02.	Aerospace Indemnification of Automation	8
SECTION 2.03.	Refunds, Credits and Offsets	10
SECTION 2.04.	Carrybacks	11
SECTION 2.05.	Straddle Periods and Apportionment of Tax Attributes	11
SECTION 2.06.	Prior Agreements	13
SECTION 2.07.	Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation	13
SECTION 2.08.	Pillar Two	13

ARTICLE III

TAX RETURNS, TAX CONTESTS AND OTHER ADMINISTRATIVE MATTERS

SECTION 3.01.	Responsibility for Preparing Tax Returns	13
SECTION 3.02.	Filing of Tax Returns and Payment of Taxes	15
SECTION 3.03.	Tax Contests	17
SECTION 3.04.	Expenses	18
SECTION 3.05.	Power of Attorney	18

ARTICLE IV

TAX MATTERS RELATING TO THE TRANSACTIONS

SECTION 4.01.	Mutual Representations	19
SECTION 4.02.	Mutual Covenants	19
SECTION 4.03.	Restricted Actions	19
SECTION 4.04.	Consent to Take Certain Restricted Actions	22
i

ii

SECTION 6.19.	Compliance by Subsidiaries	35
SECTION 6.20.	No Duplication; No Double Recovery.	35
SECTION 6.21.	No Set-Off..	35

EXHIBITS

Exhibit A	ATB Entities
Exhibit B	Intended Tax Treatment
Exhibit C	Certain Rulings
Exhibit D	Section 355 Entities
Exhibit E	Steps Plan
Exhibit F-1	Allocation of Certain Tax Liabilities to Automation
Exhibit F-2	Allocation of Certain Ordinary Taxes to Aerospace
Exhibit F-3	Allocation of Certain Tax Liabilities to Aerospace
Exhibit G	Restricted Actions
Exhibit H	Certain Local Country Agreements
iii

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of               , by and between Honeywell International Inc., a Delaware corporation (“Automation”), and Honeywell Aerospace Inc. (f/k/a Honeywell Aerospace LLC), a Delaware corporation (“Aerospace” and, together with Automation, the “Parties” and each, a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).
W I T N E S S E T H :
WHEREAS, Automation, acting through its direct and indirect Subsidiaries, currently conducts the Aerospace Business;
WHEREAS, the Board of Directors of Automation (the “Board”) has determined that it is appropriate, desirable and in the best interests of Automation and its stockholders to separate the Aerospace Business from the other businesses of Automation (the “Separation”);
WHEREAS, in order to effect the Separation, the Board has determined that it is appropriate, desirable and in the best interests of Automation and its stockholders to undertake the Internal Reorganization (including the Aerospace Spin Contribution (as defined below)) in accordance with the Steps Plan (the “Restructuring”) and, pursuant thereto, Automation will contribute (or will be deemed to contribute) or has contributed (or was deemed to have contributed) certain Aerospace Assets held by it to Aerospace in connection with, or anticipation of, the Distribution (as defined below), collectively in exchange for (i) the actual or deemed assumption by Aerospace of certain Aerospace Liabilities, (ii) the actual or deemed issuance by Aerospace to Automation of shares of Aerospace Common Stock, (iii) the issuance by Aerospace to Automation of Exchange Debt (if any), and (iv) the Aerospace Cash Distribution (the “Aerospace Spin Contribution”);
WHEREAS, on the terms and subject to the conditions set forth in the Separation Agreement, following the completion of the Restructuring, Automation shall own all of the issued and outstanding shares of Aerospace Common Stock and shall effect the distribution of 100% of such outstanding shares of Aerospace Common Stock to the holders of Automation Common Stock in accordance with Article IV of the Separation Agreement (the “Distribution” and, together with the Restructuring and the other transactions contemplated by the Separation Agreement, the “Transactions”);
WHEREAS, Aerospace has been formed for this purpose and has not engaged in activities except those in connection with the Transactions and those activities necessary in connection with its standup as an independent company;
WHEREAS, for U.S. federal Income Tax purposes, it is intended that the Aerospace Spin Contribution and the Distribution, taken together, qualify for non-recognition of gain and loss pursuant to Section 355, Section 361 and Section 368(a)(1)(D) of the Code (except to the extent of any cash received in lieu of fractional shares of Aerospace Common Stock); and

WHEREAS, the Parties desire to (a) provide for the allocation of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
SECTION 1.01.    Definition of Terms. The following terms shall have the following meanings.
“10% Acquisition Transaction” has the meaning set forth in Section 4.06.
“Accounting Firm” has the meaning set forth in Section 3.01(d).
“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b)(2) of the Code and the Regulations thereunder) by the Aerospace SAG or the relevant Section 355 Entity SAG, as applicable, of the trade(s) or business(es) relied upon for purposes of satisfying the requirements of Section 355(b) of the Code as it applies to the Distribution or the relevant Internal Distribution, respectively, (including as described in the Tax Opinion Representation Letters) as conducted immediately prior to the Distribution or such Internal Distribution, respectively.
“Aerospace” has the meaning set forth in the preamble hereto.
“Aerospace Capital Stock” means the Capital Stock of Aerospace.
“Aerospace SAG” has the meaning set forth in Section 4.03(a)(v).
“Aerospace Separate Return” means a Tax Return of any member of the Aerospace Group (including any consolidated, combined, affiliated or unitary Tax Return) that does not include, for all or any portion of the relevant taxable period, any member of the Automation Group.
“Aerospace Spin Contribution” has the meaning set forth in the recitals hereto.
“Agreement” has the meaning set forth in the preamble hereto.
“ATB Entities” means the entities listed on Exhibit A.
“Automation” has the meaning set forth in the preamble hereto.

“Automation Consolidated Group” means any affiliated, consolidated, combined, unitary or similar group of which (i) any member of the Automation Group is or was a member and (ii) any member of the Aerospace Group is or was a member.
“Automation Separate Return” means a Tax Return of any member of the Automation Group (including any consolidated, combined, affiliated, unitary or similar Tax Return) that does not include, for all or any portion of the relevant taxable period, any member of the Aerospace Group.
“Benefitted Party” has the meaning set forth in Section 2.05(e).
“Board” has the meaning set forth in the recitals hereto.
“Capital Stock” means (i) all classes or series of stock or other equity interests (including common stock and all options, warrants, and other rights to acquire capital stock) and (ii) all other instruments properly treated as stock for U.S. federal Income Tax purposes.
“Code” means the Internal Revenue Code of 1986, as amended.
“Compensatory Equity Interests” has the meaning set forth in Section 2.07.
“Delaware Courts” has the meaning set forth in Section 6.15.
“Determination” means (i) any final determination or settlement of a Tax liability in respect of a Tax Contest that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including as a result of the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code (or any comparable provision of state, local or non-U.S. Law), a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code (or any comparable agreement under the laws of a state, local or non-U.S. taxing jurisdiction) or the execution of an IRS Form 870-AD (or any successor form thereto, or any comparable form under the laws of a state, local or non-U.S. taxing jurisdiction), or (ii) the payment of Tax in respect of a Tax Contest by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as such Party determines that no action should be taken to recoup that payment and, to the extent the other Party is the Responsible Party, the other Party agrees.
“Distribution” has the meaning set forth in the recitals hereto.
“E&P” has the meaning set forth in Section 2.02(d)(v).
“Gain Recognition Agreement” means any agreement to recognize gain that is described in Section 1.367(a)-8 of the Regulations to which any member of the Automation Group or the Aerospace Group is a party.
“Income Tax” means any Tax imposed on or measured by net income or gain, including franchise or similar Taxes measured by income, as well as any franchise, capital, or similar

Taxes imposed in lieu of or in addition to a Tax imposed on or measured by income and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.
“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.
“Indemnity Payment” means an indemnity payment contemplated by this Agreement or the Separation Agreement.
“Intended Tax Treatment” means, with respect to each of the applicable Transactions, the Tax treatment (if any) set forth for such Transaction in Exhibit B.
“Internal Distribution” means the separation of the Automation Assets and the Automation Liabilities from the Aerospace Assets and Aerospace Liabilities held by certain subsidiaries of Automation in a transaction intended to qualify, for U.S. federal Income Tax purposes, as a distribution that is generally tax-free pursuant to Section 355(a) (or Sections 355(a) and 368(a)(1)(D)) of the Code.
“IRS” means the U.S. Internal Revenue Service.
“Joint Return” means any Tax Return that actually includes, for all or any portion of the relevant taxable period, by election or otherwise, both a member of the Automation Group and one or more members of the Aerospace Group.
“Ordinary Taxes” means Taxes other than (i) Transaction Taxes and (ii) Transaction Transfer Taxes.
“Party” or “Parties” has the meaning set forth in the preamble hereto.
“Payor” has the meaning set forth in Section 3.02(f).
“Post-Distribution Tax Period” means any taxable period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.
“Pre-Distribution Tax Period” means any taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.
“Preliminary Accounting Firm” has the meaning set forth in Section 5.06.
“Privilege” means all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine.
“Proposed Acquisition Transaction” has the meaning set forth in Section 4.03(b).

“Protective Section 336(e) Election” means, with respect to an entity, a protective election under Section 336(e) of the Code and Section 1.336-2(j) of the Regulations (and any similar provision of U.S. state, local or non-U.S. Law for such jurisdictions as Automation shall determine in its sole discretion) to treat the disposition of the stock or other equity interests of such entity, pursuant to the Restructuring or Distribution, as a deemed sale of the assets of such entity in accordance with Section 1.336-2(b) of the Regulations (or any similar provision of U.S. state, local or non-U.S. Law).
“Refund” shall mean any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid by the applicable Taxing Authority on or with respect to such refund of Taxes.
“Refund Recipient” has the meaning set forth in Section 2.03(a).
“Regulations” means the U.S. Department of Treasury regulations promulgated under the Code.
“Reportable Transaction” means a reportable or listed transaction as defined in Section 6707A(c) of the Code or Section 1.6011-4(b) of the Regulations, other than a loss transaction as defined in Section 1.6011-4(b)(5) of the Regulations.
“Responsible Party” has the meaning set forth in Section 3.02(f).
“Restricted Period” has the meaning set forth in Section 4.03(a).
“Restructuring” has the meaning set forth in the recitals hereto.
“Ruling” means a private letter ruling (including any supplemental ruling) issued by a Taxing Authority (including the IRS) to Automation or any of its Subsidiaries in connection with, and regarding the Intended Tax Treatment of, any of the Transactions, whether granted prior to, on or after the date hereof, including in connection with the actions prohibited under Section 4.03(a) of this Agreement and any rulings set forth on Exhibit C.
“Satisfactory Guidance” has the meaning set forth in Section 4.04(c).
“Section 355 Entities” means the entities listed on Exhibit D.
“Section 355 Entity SAG” has the meaning set forth in Section 4.03(a)(v).
“Separation” has the meaning set forth in the recitals hereto.
“Separation Agreement” has the meaning set forth in the preamble hereto.
“Side-by-Side Election” means an election to apply the Side-by-Side Safe Harbour pursuant to the rules published by the Organisation for Economic Cooperation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion

Model Rules (Pillar Two), Side-by-Side Package,” issued on January 5, 2026, and any Law introduced pursuant to, or in order to adopt, implement or conform to, such rules.
“Steps Plan” shall mean the Internal Reorganization steps plan set forth on Exhibit E.
“Straddle Period” has the meaning set forth in Section 2.05(b).
“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local or non-U.S. Governmental Entity, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges, additions to tax, or additional amounts imposed with respect thereto. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Determination.
“Tax Advisor” means a Tax counsel or other Tax advisor of recognized national standing in the relevant jurisdiction.
“Tax Attributes” mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, E&P, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability or create a Tax Benefit (including, for the avoidance of doubt, any item that could reduce “adjusted financial statement income” within the meaning of Section 56A(a) of the Code) for any taxable period.
“Tax Benefit” means any reduction in liability for Tax as a result of any loss, deduction, Refund, reimbursement, offset, credit or other item reducing Taxes otherwise payable.
“Tax Contest” means any audit, review, examination, claim, dispute, suit, action, proposed assessment or other administrative or judicial proceeding, in each case, with respect to Taxes by or otherwise involving any Taxing Authority.
“Tax Dispute” has the meaning set forth in Section 5.06.
“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, previously taxed income or any other item or attribute (including the basis or adjusted basis of property) that may have the effect of increasing or decreasing any Income Taxes paid or payable in any taxable period.
“Tax Opinion” means any written opinion of Wachtell, Lipton, Rosen & Katz, Ernst & Young LLP or any other Tax Advisor issued to Automation or a member of the Automation Group regarding the qualification of a relevant Transaction or Transactions for its Intended Tax Treatment.

“Tax Opinion Representation Letters” means the representation letters and any other materials delivered by, or on behalf of, Automation, Aerospace or others to a Tax Advisor in connection with the issuance by such Tax Advisor of a Tax Opinion.
“Tax Opinions/Rulings” means (i) any Ruling and (ii) any opinion of a Tax Advisor relating to the Transactions, including those issued on the Distribution Date or to allow a party to take actions otherwise prohibited under Section 4.03(a) of this Agreement.
“Tax Records” has the meaning set forth in Section 5.01(a)(i).
“Tax Return” means any return, declaration, statement, report, schedule, election, certificate, form, estimate or information return relating to Taxes, in each case, including any supplements or attachments thereto or amendments thereof and any other related or supporting information, filed or required to be filed with any Taxing Authority.
“Tax Return Preparer” means, with respect to a Tax Return, the Party that is required to prepare any such Tax Return pursuant to Section 3.01(a) or Section 3.01(b), as applicable.
“Taxing Authority” means any Governmental Entity having jurisdiction over the determination, assessment, collection or imposition of Taxes, including the IRS.
“Transaction Tax Contest” means any Tax Contest regarding the Intended Tax Treatment.
“Transaction Taxes” means all (i) Taxes imposed on (or any reduction to a Refund otherwise available to) any member of the Automation Group or any member of the Aerospace Group resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment, (ii) third-party costs, expenses, and damages associated with any stockholder litigation or other controversies and any amount paid by Automation, Aerospace or any of their respective Affiliates in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment and (iii) reasonable, out-of-pocket legal, accounting and other advisory or court fees incurred in connection with liability for Taxes or other amounts (or reduction in Refund) described in clause (i) or (ii).
“Transaction Transfer Taxes” means all Transfer Taxes incurred by the Automation Group or the Aerospace Group, in each case, imposed on any transfer of assets (including equity interests) or liabilities occurring pursuant to the Transactions.
“Transactions” has the meaning set forth in the recitals hereto.
“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added, goods and services and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed).
“Unqualified Tax Opinion” has the meaning set forth in Section 4.04(d).

ARTICLE II
ALLOCATION OF TAX LIABILITIES AND TAX BENEFITS
SECTION 2.01.    Automation Indemnification of Aerospace. After the Distribution, Automation shall be liable for, and shall indemnify and hold the Aerospace Group harmless from and against any liability for, the following Taxes, whether incurred directly by Aerospace or indirectly through one of its Subsidiaries:
(a)Ordinary Taxes of (i) any member of the Automation Group for any taxable period and (ii) any member of the Aerospace Group that was a Subsidiary of Automation prior to the Distribution for any Pre-Distribution Tax Period;
(b)any and all Transaction Transfer Taxes;
(c)Transaction Taxes; and
(d)any Taxes allocated to Automation on Exhibit F-1;
in each case, other than Taxes for which Aerospace is liable under Section 2.02.
SECTION 2.02.    Aerospace Indemnification of Automation. After the Distribution, Aerospace shall be liable for, and shall indemnify and hold the Automation Group harmless from and against any liability for, the following Taxes, whether incurred directly by Automation or indirectly through one of its Subsidiaries:
(a)Ordinary Taxes of (i) the entities set forth on Exhibit F-2 for any taxable period and (ii) any member of the Aerospace Group for any Post-Distribution Tax Period;
(b)any Transaction Transfer Taxes that are value-added or goods and services Taxes to the extent imposed with respect to any transaction in which a member of the Aerospace Group is the recipient of the relevant goods or services;
(c)the Taxes allocated to Aerospace on Exhibit F-3;
(d)notwithstanding anything in this Agreement or the Separation Agreement to the contrary (and in each case regardless of whether Satisfactory Guidance or written consent described in Section 4.04 or a certification described in Section 4.06 may have been provided), but subject to Section 5.04(b), Transaction Taxes attributable in whole or in part to or resulting from any one or more of the following:
(i)the failure to be true when made or deemed made of (A) any statement or representation of fact or intent (or omission to state a material fact) in Section 4.01 that relates to the Aerospace Group; (B) any representation made by Aerospace in a Tax Opinion Representation Letter or (C) any representation made by Aerospace, any Subsidiary or controlling shareholder of Aerospace, any counterparty to any Proposed Acquisition Transaction or any of such counterparty’s Affiliates for purposes of obtaining a Ruling or an Unqualified Tax Opinion intended to be Satisfactory Guidance;
(ii)any action or omission by any member of the Aerospace Group in breach of the covenants set forth herein (including those in Section 4.02 and Section 4.03), in any other Ancillary Agreement or in the Separation Agreement;
(iii)the application of Section 355(e) or 355(f) of the Code to any of the Transactions resulting, in whole or in part, from an acquisition (or deemed acquisition) after the Distribution of any Capital Stock or assets of Aerospace (or any Affiliate of Aerospace) (including newly issued Capital Stock) by any means whatsoever by any Person or action or failure to act by Aerospace affecting the voting rights of Aerospace Capital Stock;
(iv)(A) the acquisition, after the Distribution, of all or a portion of the Capital Stock or assets of Aerospace or any other member of the Aerospace Group by any means whatsoever by any Person or (B) any action or failure to act by Aerospace or any other member of the Aerospace Group after the Distribution (including, without limitation, any amendment to such Person’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Aerospace Capital Stock and/or the Capital Stock of any Section 355 Entity (including, without limitation, through the conversion of one class of such Capital Stock into another class of such Capital Stock);
(v)a determination that the Distribution or any Internal Distribution was used principally as a device for the distribution of the earnings and profits (“E&P”) within the meaning of Section 355(a)(1)(B) of the Code if such determination was based in whole or in part on any sale or exchange of Capital Stock of Aerospace and/or any Section 355 Entity or on any distribution on Capital Stock of Aerospace and/or any Section 355 Entity occurring after the Distribution in excess of its E&P; or
(vi)any other action or omission taken after the Distribution by any member of the Aerospace Group, except to the extent such action or omission is otherwise expressly required or permitted by this Agreement (other than under Section 4.04), any other Ancillary Agreement or the Separation Agreement; and
(e)fifty percent (50%) of any Transaction Taxes that are not described in Section 2.02(d) and would not be described in Section 2.02(d) if (i) references in Section 2.02(d) to Aerospace were replaced with references to Automation and (ii) references in Section 2.02(d) to any Section 355 Entity were replaced with references to any member of the Automation Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in the Distribution or any Internal Distribution.
SECTION 2.03.    Refunds, Credits and Offsets.
(a)Subject to Section 2.04, (i) Automation shall be entitled to any Refund (A) of Taxes for which Automation is liable hereunder or (B) described on Schedule 2.03, and (ii) except as otherwise provided in clause (i), Aerospace shall be entitled to any Refund of Taxes for which Aerospace is liable hereunder. To the extent Automation, Aerospace or any of their respective Subsidiaries receives any Refund to which the other Party is entitled pursuant to this Section 2.03(a) (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the amount of such Refund (net of any Taxes imposed with respect to the receipt or accrual of such Refund, and net of all out-of-pocket costs (including accounting, legal and other professional fees, and court costs) incurred in connection with obtaining such Refund) within twenty (20) Business Days of receipt; provided, however, that, to the extent a Refund paid over by the Refund Recipient is subsequently disallowed or adjusted by a Taxing Authority or in a Tax Contest, such disallowance or adjustment shall be allocated to the Parties in the same manner in which such Refund was allocated pursuant to this Section 2.03, and, upon the request of such Refund Recipient, the other Party shall make an appropriate adjusting payment (including in respect of any penalties, interest or other charges imposed by the relevant Taxing Authority) to the Refund Recipient to reflect such disallowance or adjustment. For the avoidance of doubt, with respect to any Refund of Taxes for which both Parties are liable under this Agreement (including pursuant to Section 2.02(e)), each Party shall be entitled to the portion of such Refund that reflects its proportionate liability for such Taxes. Notwithstanding the foregoing, no Refund Recipient shall be obligated to make a payment otherwise required pursuant to this Section 2.03(a) to the extent making such payment would place such Refund Recipient (or any of its Affiliates) in a less favorable net after-Tax position than such Refund Recipient (or such Affiliate) would have been in if the relevant Refund had not been received.
(b)For purposes of this Section 2.03, any Refund that is realized by way of an offset, credit, or other similar benefit in respect of Taxes, other than a receipt of cash, shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).
(c)If one Party reasonably so requests, the other Party (at the first Party’s expense) shall file for and pursue any Refund to which the first Party is entitled under this Section 2.03; provided that the other Party need not pursue any Refund on behalf of the first Party unless the first Party provides the other Party a certification by an appropriate officer of the first Party setting forth the first Party’s belief (together with supporting analysis) that the Tax treatment of the Tax Items on which the entitlement to such Refund is based is at least “more likely than not” correct, and is not a Tax Item arising from a Reportable Transaction.
SECTION 2.04.    Carrybacks. If a Tax Return of any member of the Aerospace Group for any taxable period ending after the Distribution Date reflects a Tax Attribute, then the applicable member of the Aerospace Group shall waive any right to carry back any such Tax Attribute to a Pre-Distribution Tax Period if such carryback would be reflected on a Joint Return, and no affirmative election shall be made to claim any such carryback, in each case, to the extent permissible under applicable Law. In the event that any member of the Aerospace Group does carry back a Tax Attribute to a Pre-Distribution Tax Period, which carryback is reflected on a Joint Return, then (i) no payment with respect to such carryback shall be due to any member of the Aerospace Group from Automation and (ii) if any member of the Aerospace Group receives any Refund in connection with such carryback, Aerospace shall promptly pay to Automation the full amount of such Refund (net of any Taxes imposed with respect to the receipt or accrual of such Refund, and net of all out-of-pocket costs (including accounting, legal and other professional fees, and court costs) incurred in connection with obtaining such Refund).
SECTION 2.05.    Straddle Periods and Apportionment of Tax Attributes.
(a)If Automation determines, in its sole discretion, to close the taxable year of any member of the Aerospace Group for all Tax purposes as of prior to the Distribution Date or as of the end of the Distribution Date, Automation and Aerospace shall take all commercially reasonable actions necessary or appropriate to so close such taxable year, to the extent permitted by applicable Law.
(b)For any taxable period that includes (but does not end on) the Distribution Date (a “Straddle Period”), Taxes for the Pre-Distribution Tax Period shall be computed (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes generally, as if the taxable period ended as of the close of business on the Distribution Date and, in the case of any such other Taxes that are attributable to the ownership of any equity interest in a partnership, other “flow-through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable U.S. state, local or non-U.S. Law), as if the taxable period of that entity ended as of the close of business on the Distribution Date (whether or not such Taxes arise in a Straddle Period of the applicable owner); provided that Automation may elect to allocate Tax Items (other than any extraordinary Tax Items) ratably in the month in which the Distribution occurs (and if Automation so elects, Aerospace shall so elect and shall, and shall cause each relevant member of the Aerospace Group to, take all actions necessary to give effect to such election) as described in Section 1.1502-76(b)(2)(iii) of the Regulations and any corresponding provisions of U.S. state, local or non-U.S. Tax Laws.
(c)Transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, Aerospace or any of its Affiliates shall be deemed subject to the “next day rule” of Section 1.1502-76(b)(1)(ii)(B) of the Regulations (and any comparable or similar provision under U.S. state, local or non-U.S. Laws, provided that if there is no comparable or similar provision under U.S. state, local or non-U.S. Laws, then the transaction will be deemed subject to the “next day rule” of Section 1.1502-76(b)(1)(ii)(B) of the Regulations) and as such shall for purposes of this Agreement be treated (and consistently reported by the Parties) as occurring in a Post-Distribution Tax Period of Aerospace or an Affiliate of Aerospace, as appropriate.
(d)Tax Attributes determined on a consolidated or combined basis for taxable periods ending before or including the Distribution Date (or such earlier date as may be appropriate with respect to any portion of the Restructuring occurring prior to the Distribution Date) shall be allocated to Automation and its Affiliates, and Aerospace and its Affiliates, in accordance with the Code and the Regulations (and any applicable U.S. state, local, or non-U.S. Law). Automation shall reasonably determine the amounts and proper allocation of such Tax Attributes, and the Tax basis of the assets and liabilities transferred to Aerospace in connection with the Transactions, as of the Distribution Date or such other relevant date of a Restructuring transaction. Automation and Aerospace agree to compute their Tax liabilities for taxable periods after the Distribution Date (or other relevant date) consistent with that determination and allocation, and not to take any position (whether on a Tax Return or otherwise) inconsistent with such determination and allocation except to the extent otherwise required pursuant to a Determination. For the avoidance of doubt, Automation shall not be required to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business in order to comply with this Section 2.05(d), and Automation shall not be liable to Aerospace or any member of the Aerospace Group for any failure of any determination or allocation under this Section 2.05(d) to be accurate or sustained under applicable Law, including as the result of any Determination.
(e)If (i) a member of one Group (the “Benefitted Party”) actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Determination or reporting required by Section 3.02(g)(i) or (ii), in each case, that increases Taxes for which a member of the other Group is liable (or reduces any Tax Attribute of a member of the other Group), and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis) and (ii) the aggregate Tax Benefit realized by the Benefitted Party as a result of such adjustment or reporting exceeds $35 million, then the Benefitted Party shall pay to the other Party, within ten (10) Business Days following such actual realization of the Tax Benefit an amount equal to the lesser of (A) such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment) and (B) the increase in Taxes (or reduction in Tax Attributes) of the member(s) of the other Group. Notwithstanding anything to the contrary herein, no Party (or any Affiliate of any Party) shall be obligated to make a payment otherwise required pursuant to this Section 2.05(e) to the extent making such payment would place such Party (or any of its Affiliates) in a less favorable net after-Tax position than such Party (or such Affiliate) would have been in if the relevant Tax Benefit had not been realized. If a Party or one of its Affiliates pays over any amount pursuant to this Section 2.05(e) in respect of a Tax Benefit and all or a portion of such Tax Benefit is subsequently disallowed or adjusted by a Taxing Authority or in a Tax Contest, such disallowance or adjustment shall be allocated to the Parties in the same manner in which such Tax Benefit was allocated pursuant to this Section 2.05(e), and an appropriate adjusting payment shall be promptly made (including in respect of any interest paid or imposed by any Taxing Authority) to reflect such disallowance or adjustment.
(f)Except as otherwise provided in this Agreement, Automation shall be permitted to make all decisions, determinations and allocations relating to the matters set forth in this Agreement in its reasonable discretion and shall not be limited by past practice.
SECTION 2.06.    Prior Agreements. Except as set forth in this Agreement or on Exhibit H, any and all prior Tax sharing or allocation agreements or practices solely between or among one or more members of the Automation Group, on the one hand, and one or more members of the Aerospace Group, on the other hand, shall be terminated with respect to the Aerospace Group and the Automation Group as of the Distribution Date. No member of either the Aerospace Group or the Automation Group shall have any continuing rights or obligations under any such agreement. Any payments pursuant to any such agreement shall be disregarded for purposes of computing amounts due under this Agreement; provided that, to the extent appropriate, as determined by Automation, payments made pursuant to such agreements shall be credited to Aerospace or Automation, as applicable, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a taxable period that is the subject matter of this Agreement.
SECTION 2.07.    Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. To the extent permitted by applicable law, Income Tax deductions arising by reason of exercises of options or vesting or settlement of restricted stock units or performance-based stock units, in each case, following the Distribution, with respect to Automation stock or Aerospace stock (such options, restricted stock units and performance-based stock units, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (i) in the case of an Automation Employee or Former Automation Employee, solely by the Automation Group, (ii) in the case of an Aerospace Employee or Former Aerospace Employee, solely by the Aerospace Group, (iii) in the case of an Automation Non-Employee Director (solely with respect to Compensatory Equity Interests received in his or her capacity as an Automation director), solely by Automation and (iv) in the case of an Aerospace Non-Employee Director (solely with respect to Compensatory Equity Interests received in his or her capacity as an Aerospace director), solely by Aerospace.
SECTION 2.08.    Pillar Two. Aerospace shall, and shall cause the relevant members of the Aerospace Group to, take any action that is reasonably necessary to effect a Side-by-Side Election with respect to the Aerospace Group for any Pre-Distribution Tax Period or Straddle Period in which such election is available.
ARTICLE III
TAX RETURNS, TAX CONTESTS AND OTHER ADMINISTRATIVE MATTERS
SECTION 3.01.    Responsibility for Preparing Tax Returns.
(a)Except as otherwise provided in Section 3.01(g), Automation shall make all determinations with respect to and have ultimate control over the preparation of (i) all Automation Separate Returns for all taxable periods, (ii) all Joint Returns, (iii) any Aerospace Separate Return described in Schedule 3.01, and (iv) any other Aerospace Separate Returns for Pre-Distribution Tax Periods that Automation elects to prepare. If Aerospace is responsible for filing any such Tax Return under Section 3.02(a), Automation shall, subject to Section 3.01(d), promptly deliver such prepared Tax Return to Aerospace reasonably in advance of the applicable filing deadline.
(b)Except as provided in Section 3.01(a), Section 3.01(c), Section 3.01(d) and Section 3.01(g), Aerospace shall have ultimate control over the preparation of all Aerospace Separate Returns for all taxable periods.
(c)To the extent that any Tax Return described in Section 3.01(a) or Section 3.01(b) is required by law to be executed by a Party other than the Tax Return Preparer (or its authorized representative), the Party that is legally required to execute such Tax Return shall not be required to execute such Tax Return under this Agreement unless there is at least a “more likely than not” basis (or comparable standard under state, local or non-U.S. Law) for the Tax treatment of each material Tax Item reported on the Tax Return. To the extent that any Tax Return described in Section 3.01(a) or Section 3.01(b) reflects a material amount of Taxes for which the other Party would reasonably be expected to be liable, in whole or in part, or that would reasonably be expected to give rise to a material Refund (or other Tax Benefit in respect of Tax Items reflected on such Tax Return) to which that other Party would be entitled, in each case, under this Agreement, then (i) if Aerospace is the Tax Return Preparer, then Aerospace shall (A) prepare the relevant portions of the Tax Return on a basis consistent with the past practice of the Automation Group with respect to the relevant Tax Return, except (1) to the extent there is not a reasonable basis for the use of such past practice or to correct any clear error (in each case, as determined by Automation) or (2) as mutually agreed by the Parties; (B) notify Automation of any such portions not prepared on a basis consistent with past practice; (C) provide Automation a reasonable opportunity to review the relevant portions of the Tax Return; (D) consider in good faith any reasonable comments made by Automation; and (E) not file any such Tax Return without the consent of Automation (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) if Automation is the Tax Return Preparer, then Automation shall (A) provide Aerospace a reasonable opportunity to review the relevant portions of the Tax Return and (B) consider in good faith any reasonable comments made by Aerospace; provided, however, that, notwithstanding anything in this Agreement to the contrary, Automation shall not be required to make any Automation Consolidated Return with respect to U.S. federal Income Taxes available for review by Aerospace.
(d)The Parties shall attempt in good faith to resolve any issues arising out of the review of any Tax Return described in Section 3.01(c) or Section 3.01(g) (other than a Tax Return described in Section 3.01(a)(iii)) as soon as practically possible. If the Parties are unable to resolve their differences, then the Parties shall collectively select a nationally recognized public accounting firm commonly considered as one of the “Big 4” (the “Accounting Firm”) and shall instruct the Accounting Firm to resolve all disputes no later than thirty (30) days after submission of such dispute to the Accounting Firm, but in no event later than the due date for filing the applicable Tax Return (taking into account any applicable extensions). The Accounting Firm shall resolve all disputes in a manner consistent with Section 3.01(c) or Section 3.01(g), as applicable. All determinations of the Accounting Firm relating to the disputed items, absent fraud, shall be final and binding on the Parties. The fees and expenses of the Accounting Firm shall be borne by Aerospace.
(e)Aerospace shall provide to Automation all information related to members of the Aerospace Group that is reasonably requested by Automation and required to complete any Tax Return which is the responsibility of Automation pursuant to Section 3.01(a), in the format reasonably requested by Automation, and at least sixty (60) days prior to the due date (including extensions) of the relevant Tax Return. In particular, the Aerospace Group tax department will support Automation with respect to data collection and compilation requirements. The dates for submissions to Automation required in this section may be modified by mutual agreement of Automation and Aerospace.
(f)Except as otherwise provided in this Section 3.01, each Party shall bear its own expenses in connection with the preparation of Tax Returns pursuant to this Section 3.01.
(g)Aerospace shall be responsible for preparing all IRS Forms 5471 required to be filed after the Distribution Date by any member of the Aerospace Group or the Automation Group with respect to members of the Aerospace Group for any Pre-Distribution Tax Period or

Straddle Period. With respect to each such IRS Form 5471, Aerospace shall provide Automation a reasonable opportunity to review a copy of such Tax Return, incorporate any comments provided by Automation and not file such Tax Return without the consent of Automation. The IRS Forms 5471 filed by Automation and Aerospace (or the relevant members of their respective Groups) with respect to each foreign corporation shall be identical as to all matters concerning such foreign corporation (but not, for the avoidance of doubt, as to matters concerning the U.S. person filing the relevant IRS Form 5471).
SECTION 3.02.    Filing of Tax Returns and Payment of Taxes.
(a)Each Party shall execute and timely file, or cause to be executed and timely filed, each Tax Return that it or a member of its Group is responsible for filing under applicable Law, which Tax Return shall have been prepared in accordance with Section 3.01, and shall timely pay, or cause to be timely paid, to the relevant Taxing Authority any amount shown as due on each such Tax Return. The obligation to make payments pursuant to this Section 3.02(a) shall not affect a Party’s right, if any, to receive payments under Section 3.02(f) or otherwise be indemnified under this Agreement.
(b)With respect to any estimated Taxes, the Party that is or will be the Tax Return Preparer with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due.
(c)No member of the Aerospace Group shall file, amend, withdraw, revoke or otherwise alter any Joint Return. Aerospace will elect and join, and will cause its Affiliates to elect and join, in filing any Joint Return that Automation determines is required to be filed by the Parties or any of their Affiliates or that Automation chooses to file pursuant to Section 3.01(a).
(d)No member of the Aerospace Group shall amend, withdraw, revoke or otherwise alter any Aerospace Separate Return to the extent such Aerospace Tax Return relates to the Pre-Distribution Tax Period without the prior written consent of Automation (such consent not to be unreasonably withheld, conditioned or delayed). With respect to any Tax Return relating to any Pre-Distribution Tax Period, which Tax Return otherwise would be an Aerospace Separate Return, Aerospace will elect and join, and will cause its Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, upon Automation’s request.
(e)In the case of any adjustment pursuant to a Determination with respect to a Tax Return, the Party that filed (or caused to be filed) such Tax Return under Section 3.02(a) shall pay (or cause to be paid) to the applicable Taxing Authority when due any additional Tax required to be paid with respect to such Tax Return as a result of such adjustment.
(f)If either Party (the “Payor”) is required pursuant to Section 3.02(a), Section 3.02(b) or Section 3.02(e) to pay to a Taxing Authority any amount for which the other Party (the “Responsible Party”) is responsible pursuant to Article II of this Agreement, the Responsible Party shall pay such amount to the Payor within fifteen (15) days from the later of (i) the date such amount was paid by the Payor or, in an instance where no cash payment is due to a Taxing Authority, the date of the filing of the relevant Tax Return or the date of the relevant

Determination, or (ii) the date of receipt of a written notice and demand from the Payor for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto; provided that, if the amount to be paid by the Responsible Party to the Payor pursuant to this Section 3.02(f) is in excess of $1 million, then the Responsible Party shall pay such amount to the Payor no later than the later of (A) seven (7) Business Days after receipt of a written notice and demand from the Payor for payment of the amount due, accompanied by a statement detailing the Taxes to be paid and describing in reasonable detail the particulars relating thereto, and (B) ten (10) days prior to the due date for the payment of such Tax (taking into account any applicable extensions). Any payments required under this Section 3.02(f) in respect of an adjustment pursuant to a Determination, which payments are made by the Responsible Party after the date the additional Tax was paid by the Payor (or, in an instance where no cash payment was due to a Taxing Authority, the date of such Determination) shall include interest computed at the rate provided in the Code for interest on underpayments, based on the number of days from the date the additional Tax was paid by the Payor (or the date of such Determination, as applicable) to the date of the payment under this Section 3.02(f).
(g)The Parties shall report each Transaction for all Tax purposes in a manner consistent with the Tax Opinions/Rulings and/or the Intended Tax Treatment, unless, and only to the extent, (i) a different position is required pursuant to a Determination or a change in applicable law after the date hereof or (ii) Automation determines in its sole discretion that such Transaction does not qualify for its Intended Tax Treatment; provided that Automation shall notify Aerospace of any such determination described in clause (ii) in writing (and the Parties shall report such Transaction in the manner set forth in such notice and shall not be permitted to take positions inconsistent with such notice). Automation shall determine the Tax treatment to be reported on any Tax Return of any Tax issue relating to the Transactions that is not covered by the Tax Opinions/Rulings, and Aerospace shall not (and shall not permit or cause any member of the Aerospace Group to) take any position on any Tax Return or otherwise that is inconsistent with such determination, unless and only to the extent a different position is required pursuant to a Determination. Except to the extent otherwise required pursuant to a Determination, Aerospace shall not (and shall not permit or cause any member of its Group to) take any position with respect to any material Tax Item on any Aerospace Separate Return for any Pre-Distribution Tax Period, or treat any such Tax item, in a manner that is inconsistent with the manner in which such Tax Item (or related Tax Items) is (or are) reported on a Tax Return with respect to which Automation is the Tax Return Preparer (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return).
SECTION 3.03.    Tax Contests.
(a)Automation or Aerospace, as applicable, shall, within ten (10) Business Days of becoming aware of any Tax Contest (including a Transaction Tax Contest) that could reasonably be expected to cause the other Party to have liability for a material amount of Taxes or an indemnification obligation under this Agreement, notify the other Party of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.03(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b)Automation shall have the exclusive right to control the conduct and settlement of any Tax Contest other than Tax Contests that Aerospace controls pursuant to Section 3.03(c); provided that, if Aerospace would have liability for a material amount of Taxes pursuant to Article II as a result of the settlement of any such Tax Contest, then, with respect to the relevant portion of such Tax Contest, (i) Automation shall provide Aerospace with copies of any written materials relating to such Tax Contest received from the relevant Taxing Authority, (ii) Automation shall consult with Aerospace reasonably in advance of taking any significant action in connection with such Tax Contest and offer Aerospace a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, and (iii) Automation shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest. The failure of Automation to take any action specified in the preceding sentence with respect to Aerospace shall not relieve Aerospace of any liability or obligation which it may have to Automation under this Agreement with respect to such Taxes, except to the extent that Aerospace was actually harmed by such failure. For purposes of Section 3.03(a) and this Section 3.03(b), liability for a material amount of Taxes shall be an amount of liability that exceeds $20 million.
(c)Aerospace shall have the right to control the conduct and settlement of any Tax Contest with respect to any Aerospace Separate Return (other than an Aerospace Separate Return described in Section 3.01(a)(iii)); provided that, if any such Tax Contest could reasonably be expected to result in Automation becoming liable for any Taxes pursuant to this Agreement, then, with respect to the relevant portion of such Tax Contest, (i) Aerospace shall provide Automation with copies of any written materials relating to such Tax Contest received from the relevant Taxing Authority, (ii) Aerospace shall consult with Automation reasonably in advance of taking any significant action in connection with such Tax Contest and consult with Automation and offer Automation a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) Aerospace shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (iv) Automation shall be entitled to participate in such Tax Contest and (v) Aerospace shall not settle, compromise, or abandon any such Tax Contest (whether or not Automation elects to participate) without the prior written consent of Automation (such consent not to be unreasonably withheld, conditioned or delayed).
(d)Notwithstanding anything herein to the contrary, Automation shall have the exclusive right to control the conduct and settlement of any Transaction Tax Contest; provided that (x) if Aerospace could be expected to become exclusively liable for such Transaction Tax pursuant to Section 2.02(d), (i) Automation shall provide Aerospace with copies of any written materials relating to such Tax Contest received from the relevant Taxing Authority, (ii) Automation shall consult with Aerospace reasonably in advance of taking any significant action in connection with such Tax Contest and offer Aerospace a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, and (iii) Automation shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest; and (y) to the extent Aerospace could be expected to become liable for a portion of such Transaction Tax pursuant to Section 2.02(e), (i) Automation shall keep Aerospace reasonably informed with respect to such Tax Contest, (ii) Automation shall provide Aerospace with copies of any written materials relating to such Tax Contest received from the relevant Taxing Authority, and (iii)

Automation shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest. The failure of Automation to take any action specified in the preceding sentence with respect to Aerospace shall not relieve Aerospace of any liability or obligation which it may have to Automation under this Agreement with respect to such Taxes, except to the extent that Aerospace was actually harmed by such failure.
SECTION 3.04.    Expenses. Each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Transaction Taxes, which shall be governed by Article II.
SECTION 3.05.    Power of Attorney. Aerospace shall (and shall cause each member of the Aerospace Group to) execute and deliver to Automation (or such member of the Automation Group as Automation shall designate) any power of attorney or other similar document reasonably requested by Automation (or such designee) in connection with any Tax Contest controlled by Automation described in this Article III within two (2) Business Days of such request.
ARTICLE IV
TAX MATTERS RELATING TO THE TRANSACTIONS
SECTION 4.01.    Mutual Representations. Each Party represents that it knows of no fact, and has no plan or intention to take any action or fail to take any action (or cause or permit any member of its Group to take or fail to take any action), that it knows or reasonably should expect, after consultation with a Tax Advisor, is inconsistent with the qualification of any step of the Transactions for its Intended Tax Treatment, the Tax Opinions/Rulings or the covenants set forth in this Agreement. Each Party represents that it has reviewed the Tax Opinion Representation Letters and the Tax Opinions/Rulings and, subject to any qualifications therein, all information, representations and covenants contained therein that relate to such Party or any member of its Group are true, correct and complete.
SECTION 4.02.    Mutual Covenants. Except as otherwise expressly required or permitted by the Separation Agreement, this Agreement or any other Ancillary Agreement, after the Distribution neither Party shall take or fail to take, or cause or permit its respective Subsidiaries to take or fail to take, any action, if such action or omission would (i) violate, be inconsistent with or cause to be untrue any covenant, representation, information or statement in this Agreement, the Separation Agreement, any of the Ancillary Agreements, any Tax Opinions/Rulings or any Tax Opinion Representation Letter or other letter or certificate that forms the basis therefor, or (ii) adversely affect, or be reasonably likely to adversely affect, or be inconsistent with, the Intended Tax Treatment of the Transactions.
SECTION 4.03.    Restricted Actions.
(a)Subject to Section 4.04, during the period beginning on the Distribution Date and ending on, and including, the last day of the two (2)-year period following the Distribution Date (or such other period of time as provided in Exhibit G) (the “Restricted

Period”), Aerospace shall not (and shall not cause or permit any of member of the Aerospace Group to), in a single transaction or a series of transactions:
(i)enter into any Proposed Acquisition Transaction;
(ii)take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which no member of the Aerospace Group is a party (including by (A) redeeming rights under a shareholder rights plan, (B) making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporation Law or any similar corporate statute, any “fair price” or other provision of Aerospace’s charter or bylaws or otherwise);
(iii)liquidate or partially liquidate Aerospace, any Section 355 Entity, or any ATB Entity (including taking any action that is a liquidation for federal Income Tax purposes) whether by merger, consolidation or otherwise, or otherwise merge, consolidate, or amalgamate Aerospace, any Section 355 Entity, or any ATB Entity with any other Person (provided that, for the avoidance of doubt, a merger of another entity into Aerospace or any of its Subsidiaries shall not constitute an action described in this Section 4.03(a)(iii));
(iv)cause or permit the Aerospace SAG or any relevant Section 355 Entity SAG to cease to engage in the relevant Active Trade or Business with respect to the Distribution or the relevant Internal Distribution, respectively;
(v)sell, transfer, or otherwise dispose of, or agree to sell, transfer, or otherwise dispose of (including in any transaction treated for federal Income Tax purposes as a sale, transfer, or disposition, but excluding any sales, transfers or other dispositions of inventory in the ordinary course of business), (A) 30% or more of the gross assets that are held by Aerospace or any relevant ATB Entity (other than any sale, transfer or other disposition by an ATB Entity to another member of the Section 355 Entity SAG (as defined below) of which such ATB Entity is a member) and, in each case, are used in the relevant Active Trade or Business, (B) 30% or more of the gross assets of the “separate affiliated group” (within the meaning of Section 355(b)(3)(B) of the Code) of (I) Aerospace (such separate affiliated group, the “Aerospace SAG”) held immediately before the Distribution (provided, however, that the limitation in this clause (I) shall not apply to sales, transfers or dispositions of assets between members of the Aerospace SAG) or (II) any Section 355 Entity (each such separate affiliated group, a “Section 355 Entity SAG”) held immediately before the relevant Internal Distribution (provided, however, that the limitation in this clause (II) shall not apply to sales, transfers or dispositions of assets between members of the same such Section 355 Entity SAG), in the case of each of clauses (A) and (B), such percentages to be measured based on fair market value as of the Distribution Date, or (C) any lesser amount of the gross assets described in clauses (A) or (B) if that sale or transfer could reasonably be expected to result in a significant and material change to, or termination of, the relevant Active Trade or Business;
(vi)(A) dispose of or permit an Affiliate of Aerospace to dispose of, directly or indirectly, any interest in any ATB Entity, (B) permit an issuance of equity by any member of the Aerospace SAG or ATB Entity (or any entity with any interest, direct or indirect, in any member of the Aerospace SAG or ATB Entity) if, as a result of such issuance, Aerospace or a Section 355 Entity, as applicable, is no longer treated as engaged in the relevant Active Trade or Business with respect to the Distribution or the relevant Internal Distribution, respectively, or (C) permit any such ATB Entity to make or revoke any election under Section 301.7701-3 of the Regulations;
(vii)redeem or otherwise repurchase (directly or indirectly) any Aerospace Capital Stock or Capital Stock of any Section 355 Entity, or rights to acquire such stock, except to the extent, with respect to Aerospace Capital Stock, such redemptions or repurchases satisfy Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment by IRS Revenue Procedure 2003-48);
(viii)amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of the separate classes of Aerospace Capital Stock or the Capital Stock of any Section 355 Entity; provided, however, that this clause (viii) shall not be deemed to be violated upon Aerospace’s adoption of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11;
(ix)take or fail to take, as the case may be, any of the actions specified in Exhibit G; or
(x)take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in any Tax Opinion Representation Letter or any Tax Opinions/Rulings) that, in the aggregate (and taking into account any other transactions described in this Section 4.03(a)), would be reasonably likely to have the effect of causing or permitting one or more Persons to acquire, directly or indirectly, Aerospace Capital Stock or Capital Stock of any Section 355 Entity representing a “50-percent or greater interest” (as such term is defined in Section 355(d) and (e) of the Code) in Aerospace or such Section 355 Entity, as applicable, or otherwise jeopardize the Intended Tax Treatment.
(b)For purposes of this Agreement, “Proposed Acquisition Transaction” means any transaction or series of transactions (or any agreement, understanding or arrangement (within the meaning of Section 355(e) of the Code and Section 1.355-7 of the Regulations) to enter into a transaction or series of transactions, whether any such transaction is to occur during or after the Restricted Period) as determined for purposes of Section 355(e) of the Code, whether such transaction is supported by the management or shareholders of Aerospace or any Section 355 Entity, is a hostile acquisition or otherwise, as a result of which Aerospace or any Section 355 Entity would merge or consolidate with any Person other than any other member of the Aerospace Group or one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from Aerospace, a Section 355 Entity or any other Person or Persons, an interest in the equity of Aerospace or any Section 355 Entity that would, when combined with any other acquisitions of Aerospace Capital Stock or Capital Stock of any such Section 355 Entity, as relevant, that are pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in Aerospace or such Section 355 Entity, as relevant, for U.S. federal Income Tax purposes immediately after such transaction or, in the case of a series of related transactions, immediately after the last transaction in such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Aerospace of a shareholder rights plan or (ii) issuances by Aerospace that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization, repurchase or redemption of equity in Aerospace or any Section 355 Entity and any amendment to the certificate of incorporation (or other organizational documents) of Aerospace or such Section 355 Entity shall be treated as an indirect acquisition of such stock by any shareholder to the extent such shareholder’s percentage interest in the issuer for U.S. federal Income Tax purposes increases by vote or value.
(c)If Aerospace, any member of the Aerospace SAG, any Section 355 Entity or any ATB Entity merges or consolidates with another entity to form a new entity, references in this Agreement to Aerospace, a member of the Aerospace SAG, a Section 355 Entity or an ATB Entity, as applicable, shall be to that new entity and references in this Agreement to Aerospace Capital Stock or interests in a member of the Aerospace SAG, a Section 355 Entity or an ATB Entity, as applicable, shall be to the Capital Stock or other relevant instruments or rights of that new entity.
(d)From the date hereof until the first Business Day after the Restricted Period, Aerospace shall (and shall cause each Section 355 Entity, the Aerospace SAG, and each Section 355 Entity SAG) to (i) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Regulations thereunder) of the Active Trades or Businesses and (ii) not engage in any transaction that would result in the Aerospace SAG or any Section 355 Entity SAG, as applicable, ceasing to be engaged in the active conduct of the relevant Active Trade or Business with respect to the Distribution or the relevant Internal Distribution, respectively, for purposes of Section 355(b)(2) of the Code.
(e)Aerospace shall not take or fail to take any action during the Restricted Period that would reasonably be expected to increase the Tax liability of the Automation Group in connection with the Transactions and shall not undertake any transaction that is not in the ordinary course of business and that would result in any member of the Automation Group reporting additional income under Section 951 or 951A of the Code.
(f)The provisions of this Section 4.03, including the definition of “Proposed Acquisition Transaction,” are intended, among other things, to monitor compliance with Section 355 of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355 of the Code or the Regulations thereunder shall be incorporated into this Section 4.03 and its interpretation.

SECTION 4.04.    Consent to Take Certain Restricted Actions.
(a)Aerospace may (and may cause or permit a member of the Aerospace Group to) take an action otherwise prohibited under Section 4.03(a) if Automation consents in writing, which consent shall be in Automation’s sole discretion. For the avoidance of doubt, Automation’s written consent pursuant to this Section 4.04(a) shall not in any way relieve Aerospace of its indemnification obligations under Section 2.02(d) or Section 2.02(e).
(b)Automation may, in its sole discretion and as a condition to granting its written consent pursuant to Section 4.04(a), require Aerospace to provide Satisfactory Guidance; provided, however, the provision of Satisfactory Guidance shall not obligate Automation to grant its written consent pursuant to Section 4.04(a).
(c)For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion concluding that the proposed action will not cause any step of the Transactions to fail to qualify for its Intended Tax Treatment; provided that any Unqualified Tax Opinion obtained in connection with a proposed acquisition of Aerospace Capital Stock or the Capital Stock of any Section 355 Entity entered into during the Restricted Period must conclude that such proposed acquisition will not be treated as “part of a plan (or series of related transactions)” within the meaning of Section 355(e) of the Code and the Regulations promulgated thereunder, that includes the Distribution or the Internal Distribution with respect to Aerospace or such Section 355 Entity, as applicable. Such Ruling or Unqualified Tax Opinion shall constitute Satisfactory Guidance only if it is satisfactory to Automation in its sole discretion in both form and substance, including with respect to any underlying assumptions or representations and any legal analysis contained therein.
(d)For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by Automation. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions/Rulings, unless such reliance would be unreasonable under the circumstances, and shall assume that each of the applicable Transactions would have qualified for its Intended Tax Treatment if the action in question did not occur.
SECTION 4.05.    Procedures Regarding Opinions and Rulings.
(a)If Aerospace notifies Automation that it desires to take a restricted action described in Section 4.03(a) and Automation requires Satisfactory Guidance as a condition to consenting to such restricted action pursuant to Section 4.04(b), Automation shall use commercially reasonable efforts to assist Aerospace in obtaining such Satisfactory Guidance. Notwithstanding the foregoing, Automation shall not be required to take any action pursuant to this Section 4.05(a) if, upon request, Aerospace fails to certify that all information and representations relating to Aerospace or any member of the Aerospace Group in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty and its Affiliates in the relevant documents are true, correct and complete. Aerospace shall bear all costs and expenses of securing such Satisfactory Guidance and shall reimburse Automation for all reasonable out-of-pocket costs and expenses incurred by

Automation or any member of the Automation Group in obtaining Satisfactory Guidance within ten (10) Business Days after receiving an invoice from Automation therefor.
(b)Notwithstanding anything herein to the contrary, Automation, in its sole discretion, may determine that Aerospace shall not seek a Ruling.
(c)Automation shall have exclusive control over the process of obtaining any Ruling relating to the Transactions, and neither Aerospace nor any of its Affiliates shall independently seek any guidance concerning the Transactions from any Taxing Authority at any time. In connection with obtaining any Ruling pursuant to Section 4.05(a), Automation shall (i) keep Aerospace informed of all material actions taken or proposed to be taken by Automation, (ii) reasonably in advance of the submission of any Ruling request provide Aerospace with a draft thereof, consider Aerospace’s comments on such draft, and provide Aerospace with a final copy, and (iii) provide Aerospace with notice reasonably in advance of, and permit Aerospace to attend, any formally scheduled meetings with the IRS or other relevant Taxing Authority (subject to the approval of the IRS or other relevant Taxing Authority, as applicable) that relate to such Ruling. If Automation determines to seek and obtain such a Ruling or Tax opinion concerning the Transactions, Aerospace shall (and shall cause its Affiliates to) cooperate with Automation and take any and all actions reasonably requested by Automation in connection with obtaining such a Ruling or opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the relevant Taxing Authority or advisor).
SECTION 4.06.    Notification and Certification Regarding Certain Acquisition Transactions. If Aerospace proposes to enter into any 10% Acquisition Transaction or take any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the Restricted Period following the Distribution Date, Aerospace shall provide Automation, no later than ten (10) Business Days following the signing of any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without written agreement, with a written description of such transaction (including the type and amount of Aerospace Capital Stock to be acquired) and a certificate of the chief financial officer of Aerospace to the effect that the 10% Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 4.03(a) apply. For purposes of this Section 4.06, “10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 40%.
SECTION 4.07.    Reporting. Subject to Section 3.02(g), Automation and Aerospace shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Regulations) to report each of the applicable Transactions as qualifying for its Intended Tax Treatment and (ii) not take any position on any Tax Return that is inconsistent with such qualification.

SECTION 4.08.    Certain Other Agreements.
(a)In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Employee Matters Agreement, the Employee Matters Agreement shall control.
(b)In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any agreement set forth on Exhibit H, the relevant agreement set forth on Exhibit H shall control.
(c)In the event and to the extent that there shall be a conflict between the provisions of this Agreement and Section 5.8 of the Separation Agreement, Section 5.8 of the Separation Agreement shall control.
SECTION 4.09.    Protective Section 336(e) Election. If Automation determines, in its sole discretion, that a Protective Section 336(e) Election shall be made with respect to the Distribution, Aerospace shall (and shall cause any relevant member of the Aerospace Group to) take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by Automation, and shall cooperate with Automation to facilitate the making of such election. If a Protective Section 336(e) Election is made with respect to the Distribution, then this Agreement shall be amended in such a manner as is determined by Automation in good faith to take into account such Protective Section 336(e) Election, including by requiring that, in the event (i) the Aerospace Spin Contribution or the Distribution fails to qualify for its Intended Tax Treatment, (ii) Aerospace does not have exclusive responsibility pursuant to this Agreement for the Transaction Taxes arising from such failure, and (iii) Aerospace or any member of the Aerospace Group actually realizes in cash a Tax Benefit arising from the step-up in Tax basis resulting from the Protective Section 336(e) Election, Aerospace shall pay over to Automation any such Tax Benefits realized (provided that if such Transaction Taxes are Taxes for which more than one Party is liable (including pursuant to Section 2.02(e)), Aerospace shall pay over to Automation the percentage of any such Tax Benefits realized that corresponds to Automation’s percentage share of such Taxes).
SECTION 4.10.    Gain Recognition Agreements. Aerospace will not take any action (including the sale or disposition of any stock, securities or other assets), or permit its Affiliates to take any such action, and Aerospace will not fail to take any action or permit its Affiliates to fail to take any action, that would cause Automation or any of its Affiliates or Aerospace or any of its Affiliates to recognize gain under any Gain Recognition Agreement. Aerospace shall, and shall cause its applicable domestic Subsidiaries to, enter into a new Gain Recognition Agreement with respect to each of the transfers notified in writing by Automation to Aerospace within one hundred eighty (180) days following the Distribution Date in order to avoid the occurrence of any “triggering event” within the meaning of Section 1.367(a)-8(j) of the Regulations that would otherwise occur as a result of the Transactions.

ARTICLE V
PROCEDURAL MATTERS
SECTION 5.01.    Cooperation.
(a)Each Party shall (and shall cause its Affiliates to) cooperate with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests. Such cooperation shall include:
(i)retaining until the expiration of the relevant statute of limitations (including extensions) records, documents, accounting data, computer data and other information necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement (“Tax Records”);
(ii)the execution of any document that may be necessary or reasonably helpful in connection with any Tax Contest or the filing of a Tax Return, obtaining a Tax opinion or private letter ruling (except as otherwise provided in Section 4.05(b)), or other matters covered by this Agreement, including certification (provided in such form as may be required by applicable Law or reasonably requested and made to the best of a Party’s knowledge) of the accuracy and completeness of the information it has supplied;
(iii)the use of the Parties’ reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing;
(iv)providing the other Party reasonable access to Tax Records and to its current personnel and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement;
(v)making determinations with respect to actions described in Section 4.03(a) as promptly as practicable; and
(vi)notifying the other Party prior to disposing of any relevant Tax Records and affording the other Party the opportunity to take possession or make copies of such Tax Records at its discretion.
(b)Any information or documents provided under this Section 5.01 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest. Notwithstanding any other provision of this Agreement, the Separation Agreement or any Ancillary Agreement, (i) neither Automation nor any Affiliate of Automation shall be required to provide Aerospace or any Affiliate of Aerospace or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to Aerospace, the Aerospace Business (including the assets and liabilities thereof) or any Affiliate of Aerospace, (ii) in no event shall Automation or any Affiliate of Automation be required to provide Aerospace, any Affiliate of Aerospace or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege, and (iii) in no event shall Aerospace or any Affiliate of Aerospace be required to provide Automation, any Affiliate of Automation or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Automation determines that the provision of any information or documents to Aerospace or any Affiliate of Aerospace, or Aerospace determines that the provision of any information or documents to Automation or any Affiliate of Automation, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Section 5.01 in a manner that avoids any such harm or consequence.
(c)If any member of the Aerospace Group supplies information to a member of the Automation Group in connection with a Tax liability and an officer of a member of the Automation Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Automation Group identifying the information being so relied upon, the chief financial officer of Aerospace (or any officer of Aerospace as designated by the chief financial officer of Aerospace) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.
(d)If any member of the Automation Group supplies information to a member of the Aerospace Group in connection with a Tax liability and an officer of a member of the Aerospace Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Aerospace Group identifying the information being so relied upon, the chief financial officer of Automation (or any officer of Automation as designated by the chief financial officer of Automation) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.
(e)If a Party fails to comply with any of its obligations set forth in this Section 5.01 upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the nonperforming Party shall be liable in full for such additional Taxes; provided that this Section 5.01(e) shall not apply to information governed by Section 2.05(d).
(f)To the extent that Aerospace makes a request pursuant to this Section 5.01 that requires Automation to incur any costs and expenses (including costs and expenses related to employee time to respond to such request, and, for the avoidance of doubt, any costs and expenses incurred by Automation for services of any third party engaged by Automation to assist with such request), Aerospace shall reimburse Automation for all such costs and expenses, including a reasonable hourly charge for employee time. To the extent Automation obtains the services of any third party to assist with such a request, Automation shall select such third party in its sole discretion. Nothing contained in this Agreement, including this Section 5.01, shall be construed to permit Aerospace access to Automation Separate Returns.
SECTION 5.02.    Interest. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, as applicable, for the relevant period.
SECTION 5.03.    Indemnification Claims and Payments.
(a)An Indemnitee shall be entitled to make a claim for payment with respect to Taxes under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonable accuracy the amount of such payment (including as a result of the finalization of a Tax Return before filing). Except as otherwise provided in Section 3.02(f) and Section 3.03, the Indemnitee shall provide to the Indemnifying Party notice of such claim within sixty (60) Business Days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.
(b)Except as otherwise provided in Section 3.02(f) and Section 3.03, the Indemnifying Party shall make the claimed payment to the Indemnitee within fifteen (15) Business Days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.
(c)A failure by an Indemnitee to give notice as provided in Section 3.02(f), Section 3.03 or Section 5.03(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.
(d)Nothing in this Section 5.03 shall prejudice a Party’s right to receive payments pursuant to Section 3.02(f) or Section 3.03.
SECTION 5.04.    Amount of Indemnity Payments.
(a)Without duplication of Article II, the amount of any Indemnity Payment shall be (i) reduced to take into account any Tax Benefit actually realized by the Indemnitee, resulting from the incurrence of the liability in respect of which the Indemnity Payment is made, in the Tax year of such liability or in any taxable period ending on or prior to the close of the Tax year of such liability and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee resulting from the receipt of the Indemnity Payment, including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations, and any Taxes imposed on additional amounts payable pursuant to this clause (ii). For purposes of calculating the amount of any Tax Benefit or Tax cost, the applicable Indemnitee shall be deemed to be subject to the maximum applicable statutory Tax rate in the applicable jurisdiction in the taxable year in which such Tax Benefit or Tax cost was realized, and any Tax Attributes of such Indemnitee shall be disregarded.

(b)To the extent that any Tax would both (i) in the absence of this Section 5.04(b), be subject to indemnity pursuant to Section 2.02(d) and (ii) be described in Section 2.02(d) if (A) references in Section 2.02(d) to Aerospace were replaced with references to Automation and (B) references in Section 2.02(d) to any Section 355 Entity were replaced with references to any member of the Automation Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in the Distribution or any Internal Distribution, responsibility for such Tax shall be shared by Automation and Aerospace according to relative fault.
SECTION 5.05.    Treatment of Indemnity Payments. In the absence of any change in Tax treatment under the Code, any Indemnity Payment (other than any portion of a payment that represents interest accruing after the Distribution Date) shall be reported for Tax purposes by the payor and recipient as a distribution by Aerospace to Automation or a capital contribution by Automation to Aerospace, as appropriate, and as if such payment or transfer had occurred immediately prior to the Distribution (but only to the extent the payment does not constitute reimbursement of a Tax allocated to the payor in accordance with Section 1552 of the Code or the Regulations thereunder or Section 1.1502-33(d) of the Regulations (or under corresponding principles of other applicable Tax Laws)) or payment of an assumed or retained liability, except as otherwise required by applicable Law or a Determination.
SECTION 5.06.    Tax Disputes. Notwithstanding anything to the contrary in Article VI, this Section 5.06 shall govern the resolution of any dispute arising between the Parties involving computational matters or the interpretation of operative Tax law in connection with this Agreement (a “Tax Dispute”), other than a dispute (i) relating to liability for Transaction Taxes, (ii) in which the amount of liability in dispute exceeds $20 million or (iii) relating to a Tax Return as described in Section 3.01(d). The Parties shall negotiate in good faith to resolve any Tax Dispute for forty-five (45) calendar days (unless earlier resolved). If such Tax Dispute is not so resolved, then a senior executive of each Party shall, in good faith, attempt to resolve such Tax Dispute within forty-five (45) days following the referral of the matter to the senior executives. If such good-faith negotiations among senior executives do not resolve the Tax Dispute, such Tax Dispute shall be referred to an Accounting Firm acceptable to both Parties to resolve the Tax Dispute. The Accounting Firm may, in its discretion, obtain the services of any third party appraiser, accounting firm or consultant that the Accounting Firm deems necessary to assist it in resolving the Tax Dispute. The Parties shall instruct the Accounting Firm to furnish written notice to each Party of its resolution of the Tax Dispute as soon as practicable, but in any event no later than sixty (60) calendar days after its acceptance of the matter for resolution; provided, however, that the failure of the Accounting Firm to deliver its determination within such time period shall not render such determination ultra vires or constitute a defense or objection to the finality or enforcement of such determination. The Accounting Firm shall act as an expert, and not as an arbitrator, and shall determine only the specific items under dispute by the Parties. The Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Automation, Aerospace and their respective representatives, and not by independent review. No Party shall engage in any ex parte communication (i.e., without the inclusion of the other Party) with the Accounting Firm, and if a Party provides information or documentation to the Accounting Firm, it shall simultaneously provide it to the other Party. The parties to the Tax Dispute shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. Any such resolution by the Accounting Firm will, absent fraud or manifest error, be conclusive and binding on the Parties and shall not be subject to challenge or appeal, and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. Any challenge or appeal taken by a Party on the basis of fraud or manifest error shall be subject to the arbitration procedures contained in Section 8.1 of the Separation Agreement, which such provisions are hereby incorporated herein by reference, mutatis mutandis. All fees and expenses of the Accounting Firm shall be shared equally by the Parties. In the event that the Parties are unable to agree upon an Accounting Firm within fifteen (15) Business Days following the completion of the referral of a Tax Dispute to senior executives, the Parties shall each separately retain an independent, nationally recognized accounting firm (each, a “Preliminary Accounting Firm”), which Preliminary Accounting Firms shall jointly select an Accounting Firm on behalf of the Parties to act as an expert in order to resolve the Tax Dispute.
ARTICLE VI
MISCELLANEOUS
SECTION 6.01.    Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Separation Agreement. If terminated, no Party will have any liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.
SECTION 6.02.    Applicability. This Agreement shall not apply before the Distribution.
SECTION 6.03.    Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Distribution and shall remain in full force and effect.
SECTION 6.04.    Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.
SECTION 6.05.    Counterparts; Entire Agreement.
(a)This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.
(b)This Agreement, the Separation Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

SECTION 6.06.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
SECTION 6.07.    Dispute Resolution. Subject to Section 5.06, the dispute resolution procedures set forth in Section 8.1 of the Separation Agreement shall apply and are hereby incorporated herein by reference, mutatis mutandis.
SECTION 6.08.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.08.
SECTION 6.09.    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 6.09 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. Any purported assignment in violation of this Section 6.09 shall be void ab initio.
SECTION 6.10.    Third-Party Beneficiaries. (a) The provisions of this Agreement are solely for the benefit of the Parties hereto and their permitted successors and assigns and are not intended to confer upon any other Person any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 6.11.    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 6.11 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 6.11 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.11):

If to Automation, to:

Honeywell International Inc.
855 S. Mint Street
Charlotte, NC 28202
Attn:
Email:

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, NY 10019
Attention:	Andrew J. Nussbaum
Karessa L. Cain
George N. Tepe
Email:	AJNussbaum@wlrk.com
KLCain@wlrk.com
GNTepe@wlrk.com

If to Aerospace, to:

Honeywell Aerospace Inc.
1944 E Sky Harbor Cir N
Phoenix, AZ 85034
Attn:
Email:

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, NY 10019

Attention:	Andrew J. Nussbaum
Karessa L. Cain
George N. Tepe
Email:	AJNussbaum@wlrk.com
KLCain@wlrk.com
GNTepe@wlrk.com
SECTION 6.12.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
SECTION 6.13.    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 6.14.    Waivers of Default. Any provision of this Agreement may be waived if and only if such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).
SECTION 6.15.    Specific Performance. By agreeing to arbitration in accordance with Section 8.1 of the Separation Agreement, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other Order in aid of arbitration proceedings. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Thus, each Party irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction of any federal court located in the State of Delaware or, where such court does not have jurisdiction, any Delaware state court, in either case, located in New Castle County (“Delaware Court”) to compel arbitration or for interim or provisional remedies in aid of arbitration, and the non-exclusive jurisdiction of the Delaware Court to enforce any award under Section 8.1 of the Separation Agreement, and (ii) waives, to the fullest extent it may effectively do so, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party also agrees that it may be effectively served with process via (I) personal delivery of a copy of the summons and complaint or (II) alternatively, by providing notices to a designated agent for service of process; provided, however, that, without prejudice to the foregoing, service of process (including service of process to enforce a final and non-appealable judgment issued by a Delaware Court hereunder) may also be effected in any other manner that satisfies the legal requirements for service of process in the country or jurisdiction where a Party is incorporated or organized, or the country or jurisdiction where a Party’s headquarters, officers or directors are located. Notwithstanding the preceding sentence, a Party may commence any claim, action or proceeding in a court other than the above-named courts solely for the purpose of enforcement of any award under this Section 6.15. The foregoing consent to jurisdiction shall not (1) constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except as permitted herein, or (2) be deemed to confer rights on any Person, other than the Parties. The Parties further agree that each Party may seek relief pursuant to this Section 6.15 without proof of actual harm and without the need to post any undertaking, bond or any security in connection therewith (and each party hereby waives any requirement for the securing or posting of any such undertaking, bond or security in connection with such remedy). The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law, unavailable or inequitable for any reason. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither Automation nor Aerospace would have entered into this Agreement.
SECTION 6.16.    Amendments. This Agreement may not be modified, amended, or supplemented except by an agreement in writing specifically designated as an amendment, modification, or supplement hereto signed by each of the Parties.
SECTION 6.17.    Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by Section 7.8 of the Separation Agreement.
SECTION 6.18.    Interpretation. The rules of interpretation set forth in Section 1.2 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH OF THE APPLICABLE TRANSACTIONS QUALIFIES FOR ITS INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

SECTION 6.19.    Compliance by Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the date of this Agreement.
SECTION 6.20.     No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.
SECTION 6.21.    No Set-Off. Except as mutually agreed to in writing by the Parties, neither Party shall have any right of set-off or other similar rights with respect to any amounts due pursuant to this Agreement or any other amounts claimed to be owed to the other Party arising out of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
HONEYWELL INTERNATIONAL INC.

By:
Name:
Title:

HONEYWELL AEROSPACE INC.

By:
Name:
Title: